Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media contact: Nicole Canning +1.215.299.5916
Nicole.Canning@fmc.com
Investor Contact: Zack Zaki +1.215.299.5899
zack.zaki@fmc.com

FMC Corporation delivers solid second quarter 2022 results, raises full-year revenue guidance

First half performance driven by strong pricing actions and robust market demand

Second Quarter 2022 Highlights
•Revenue of $1.45 billion, an increase of 17 percent versus Q2 2021 and up 21 percent organically1
•Consolidated GAAP net income of $131 million, down 35 percent versus Q2 2021
•Adjusted EBITDA of $360 million, up 3 percent versus Q2 2021
•Consolidated GAAP earnings of $1.06 per diluted share, down 32 percent versus Q2 2021
•Adjusted earnings per diluted share of $1.93, up 7 percent versus Q2 2021
Full-Year Outlook2
•Raises revenue outlook to a range of $5.5 to $5.7 billion, reflecting 11 percent growth at the midpoint versus 2021
•Narrows adjusted EBITDA outlook to a range of $1.36 to $1.44 billion, reflecting 6 percent growth at the midpoint versus 2021
•Narrows adjusted earnings per diluted share outlook to a range of $7.00 to $7.70, reflecting 6 percent growth at the midpoint versus 2021, excluding any impact from potential 2022 share repurchases
•Narrows free cash flow outlook to a range of $565 to $685 million

PHILADELPHIA, August 2, 2022 – FMC Corporation (NYSE:FMC) today reported second quarter 2022 revenue of $1.45 billion, an increase of 17 percent versus second quarter 2021, driven by strong market demand and pricing. Excluding the impact of foreign currencies, organic revenue grew 21 percent year-over-year. On a GAAP basis, the company reported earnings of $1.06 per diluted share in the second quarter. This compares to GAAP earnings of $1.56 per diluted share in the second quarter of

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2021. The impact of FMC's exit from Russia was $0.60 per diluted share in the quarter. Second quarter adjusted earnings were $1.93 per diluted share, an increase of 7 percent versus second quarter 2021.

Second Quarter Adjusted EPS versus Q2 2021	+12 cents
Adjusted EBITDA	+8 cents
Share count	+5 cents
Minority interest	+3 cents
Interest expense	-2 cents
Taxes	-1 cent
Rounding	-1 cent

“FMC’s first half performance reflects our ability to price for the value we offer as well as robust demand for our innovative products worldwide. The company’s performance was further supported by our operational agility and focus on execution in a dynamic global environment,” said Mark Douglas, FMC president and chief executive officer.
FMC revenue growth in the second quarter was driven by a 14 percent contribution from volume and a 7 percent contribution from price, offset partially by a 4 percent currency headwind.
Sales in North America grew 26 percent versus the second quarter of 2021. Demand for both herbicides and insecticides grew double-digits. In Canada, high insect pressure supported the successful launch of Coragen® MaX, an insecticide powered by Rynaxypyr® active. Latin America sales grew 42 percent organically, and 44 percent including FX, year-over-year in the quarter, driven by volume gains and significant price increases across soy, corn, cotton and sugarcane. Brazil led growth in the region with strong sales of diamides and biologicals. In Asia, revenue was up 4 percent organically versus the prior year period. Including FX, Asia was down 1 percent. Demand for Benevia® insecticide grew in India for application on fruits and vegetables. In Australia, Overwatch® herbicide continued to outperform competing products in cereals. Sales in EMEA grew 15 percent organically and 3 percent including FX. Aside from strong pricing, results were driven by increased demand for Exirel® insecticide and Verimark® insecticide, as well as selective herbicides. Plant Health continued its growth momentum with revenue growing 20 percent in the quarter compared to previous year, led by biologicals which grew nearly 40 percent year-over-year.

FMC Revenue	Q2 2022
Total Revenue Change (GAAP)	17%
Less FX Impact	(4%)
Organic[1] Revenue Change (Non-GAAP)	21%

Page 3/ FMC Corporation delivers solid second quarter 2022 results, raises full year revenue guidance

Second quarter adjusted EBITDA was $360 million, an increase of 3 percent from the prior-year period. Volume benefits and pricing gains across all regions more than offset significant cost and currency headwinds in the quarter.
Full Year 2022 Outlook2
FMC’s solid performance in the first half supports continued confidence in strong revenue and adjusted EBITDA growth for the full-year, which is reflected in a narrower updated guidance range. Full-year 2022 revenue is now forecasted to be in the range of $5.5 billion to $5.7 billion, representing an increase of 11 percent at the midpoint versus 2021 driven by volume and price growth in all regions partially offset by foreign currency impact in EMEA and Asia. Full-year adjusted EBITDA range has been narrowed and is now expected to be $1.36 billion to $1.44 billion, representing 6 percent year-over-year growth at the midpoint. The company expects the highest cost increases of the year in the third quarter with continued, but lower, cost inflation in the fourth quarter. The company’s decision to cease operations and business in Russia will also be a headwind. The range for 2022 adjusted earnings per share is narrowed and it is now expected to be $7.00 to $7.70 per diluted share, representing an increase of 6 percent year-over-year at the midpoint. Interest expense is now expected to be $135 million to $155 million. Adjusted earnings per share excludes any impact from potential 2022 share repurchases and assumes weighted average diluted shares outstanding (WADSO) of approximately 127 million. Full-year free cash flow is expected to be $565 million to $685 million.
Second Half Outlook2
Sales in the second half of 2022 are expected to be in the range of $2.70 billion to $2.90 billion, representing 7 percent growth at the midpoint compared to the same period last year. Adjusted EBITDA is forecasted to be $646 million to $726 million, representing 2 percent growth at the midpoint versus a very strong second half 2021.
Third quarter revenue is expected to be in the range of $1.31 billion to $1.39 billion, representing a 13 percent increase at the midpoint compared to third quarter 2021. Adjusted EBITDA will be impacted by the highest cost increases this year as cost of materials purchased earlier in the year flow through the P&L. Adjusted EBITDA is forecasted to be in the range of $235 million to $255 million, representing a 16 percent decrease at the midpoint versus third quarter 2021. FMC expects adjusted earnings per diluted share to be in the range of $1.00 to $1.20 in the third quarter, a decrease of 23 percent at the midpoint versus third quarter 2021.
Fourth quarter revenue is expected to be in the range of $1.39 billion to $1.51 billion, a 2 percent increase at the midpoint compared to a very strong fourth quarter 2021. Adjusted EBITDA in the fourth

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quarter is expected to benefit as price and volume growth continues while cost increases begin to ease. Adjusted EBITDA is forecasted to be in the range of $411 million to $471 million, representing a 17 percent increase at the midpoint versus fourth quarter 2021. FMC expects adjusted earnings per diluted share to be in the range of $2.18 to $2.70 in the fourth quarter, which represents growth of 13 percent at the midpoint versus fourth quarter 2021.
“We continue to benefit from a robust market backdrop and customer demand for our innovative products and solutions. Strong pricing and demand through the second half of the year are expected to more than offset cost inflation and currency headwinds,” said Douglas.

	Full Year 2022 Outlook [2]	Second Half Outlook [2]	Q3 2022 Outlook[2]	Q4 2022 Outlook[2]
Revenue	$5.5 to $5.7 billion	$2.70 to $2.90 billion	$1.31 to $1.39 billion	$1.39 to $1.51 billion
Growth at midpoint vs. 2021*	11%	7%	13%	2%
Adjusted EBITDA	$1.36 to $1.44 billion	$646 to $726 million	$235 to $255 million	$411 to $471 million
Growth at midpoint vs. 2021	6%	2%	-16%	17%
Adjusted EPS^	$7.00 to $7.70	$3.18 to $3.90	$1.00 to $1.20	$2.18 to $2.70
Growth at midpoint vs. 2021	6%	-1%	-23%	13%
^ Adjusted EPS estimates assume 127 million diluted shares for full year and 127 million diluted shares for Q3. Outlook for Adjusted EPS and WADSO does not include the impact of any share repurchases that may take place in 2022.
*Percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Supplemental Information
The company will post supplemental information on the web at https://investors.fmc.com, including its webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers, crop advisers and turf and pest management professionals to address their toughest challenges economically while protecting the environment. With approximately 6,400 employees at more than 100 sites worldwide, FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn® and Twitter®.

Page 5/ FMC Corporation delivers solid second quarter 2022 results, raises full year revenue guidance

Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. FMC, the FMC logo, Rynaxypyr, Benevia, Overwatch, Coragen MaX, Exirel and Verimark are trademarks of FMC Corporation or an affiliate.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in reports or letters to FMC stockholders.
In some cases, FMC has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward-looking statements are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Currently, one of the most significant factors is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of FMC, which is substantially influenced by the potential adverse effect of the pandemic on FMC's customers and suppliers and the global economy and financial markets. The extent to which COVID-19 impacts us will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Additional factors include, among other things, the risk factors included within FMC’s 2021 Form 10-K and similar risk factors and cautionary statements in other reports and forms filed with the SEC. Moreover, investors are cautioned to interpret many of these factors as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic.
FMC cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement. FMC undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. Such terms include adjusted EBITDA, adjusted earnings, free cash flow and organic revenue growth. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.
1.Organic revenue growth (non-GAAP) excludes the impact of foreign currency changes.
2.Although we provide forecasts for adjusted earnings per share, adjusted EBITDA and free cash flow (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.
# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$1,452.3	$1,242.0	$2,803.1	$2,437.6
Costs of sales and services	861.3	710.2	1,639.4	1,393.4
Gross margin	$591.0	$531.8	$1,163.7	$1,044.2
Selling, general and administrative expenses	194.8	161.0	383.3	335.5
Research and development expenses	79.5	65.9	151.3	139.9
Restructuring and other charges (income)	80.8	16.3	89.9	19.5
Total costs and expenses	$1,216.4	$953.4	$2,263.9	$1,888.3
Income from continuing operations before non-operating pension and postretirement charges (income), interest expense, net and income taxes	$235.9	$288.6	$539.2	$549.3
Non-operating pension and postretirement charges (income)	3.9	4.8	8.2	9.6
Interest expense, net	35.3	32.6	65.2	65.0
Income (loss) from continuing operations before income taxes	$196.7	$251.2	$465.8	$474.7
Provision (benefit) for income taxes	54.7	33.4	97.0	65.6
Income (loss) from continuing operations	$142.0	$217.8	$368.8	$409.1
Discontinued operations, net of income taxes	(10.8)	(14.6)	(26.0)	(22.7)
Net income (loss)	$131.2	$203.2	$342.8	$386.4
Less: Net income (loss) attributable to noncontrolling interests	(3.0)	0.3	1.2	0.9
Net income (loss) attributable to FMC stockholders	$134.2	$202.9	$341.6	$385.5
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations	$145.0	$217.5	$367.6	$408.2
Discontinued operations, net of tax	(10.8)	(14.6)	(26.0)	(22.7)
Net income (loss)	$134.2	$202.9	$341.6	$385.5
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.15	$1.68	$2.91	$3.15
Discontinued operations	(0.09)	(0.11)	(0.21)	(0.18)
Basic earnings per common share	$1.06	$1.57	$2.70	$2.97
Average number of shares outstanding used in basic earnings per share computations	126.2	129.1	126.1	129.3
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.15	$1.67	$2.90	$3.14
Discontinued operations	(0.09)	(0.11)	(0.21)	(0.17)
Diluted earnings per common share	$1.06	$1.56	$2.69	$2.97
Average number of shares outstanding used in diluted earnings per share computations	126.9	129.9	126.9	130.1

Other Data:
Capital additions and other investing activities	$9.9	$27.0	$64.8	$65.9
Depreciation and amortization expense	42.8	42.5	85.2	85.1

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss) attributable to FMC stockholders (GAAP)	$134.2	$202.9	$341.6	$385.5
Corporate special charges (income):
Restructuring and other charges (income) (a)	80.8	16.3	89.9	19.5
Non-operating pension and postretirement charges (income) (b)	3.9	4.8	8.2	9.6
Transaction-related charges (c)	—	—	—	0.4
Income tax expense (benefit) on Corporate special charges (income) (d)	(0.9)	(4.7)	(1.8)	(6.3)
Discontinued operations attributable to FMC stockholders, net of income taxes	10.8	14.6	26.0	22.7
Tax adjustment (f)	16.3	1.3	19.9	3.8
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$245.1	$235.2	$483.8	$435.2

Diluted earnings per common share (GAAP)	$1.06	$1.56	$2.69	$2.97
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.64	0.13	0.71	0.15
Non-operating pension and postretirement charges (income)	0.03	0.04	0.06	0.08
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.02)	(0.04)	(0.02)	(0.05)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share (e)	0.09	0.11	0.21	0.17
Tax adjustments per diluted share	0.13	0.01	0.16	0.03
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.93	$1.81	$3.81	$3.35

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	126.9	129.9	126.9	130.1
____________________
(1)The Company believes that the Non-GAAP financial measure “Adjusted after-tax earnings from continuing operations attributable to FMC stockholders” and its presentation on a per share basis provides useful information about the Company’s operating results to management, investors, and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying business from period to period.
(a)Three Months Ended June 30, 2022:
Restructuring and other charges (income) is primarily comprised of $76.1 million in exit charges related to our decision to cease operations and business in Russia. Restructuring and other charges (income) also includes charges relating to environmental sites of $0.9 million, as well as severance, restructuring, and other charges of $3.4 million from various restructuring programs and other charges of $0.4 million.
Three Months Ended June 30, 2021:
Restructuring and other charges (income) is primarily comprised of costs related to regional realignment activities, primarily the move of our European headquarters, including severance and employee relocation costs, of $7.2 million. Restructuring and other charges (income) also includes charges associated with certain in-flight restructuring programs from the integration of the DuPont Crop Protection Business, including severance, accelerated depreciation on certain fixed assets, and other costs of $1.7 million. These charges are also comprised of severance and restructuring charges of $1.6 million from other restructuring programs, as well as environmental sites of $3.7 million and other charges of $2.1 million.

Six Months Ended June 30, 2022:
Restructuring and other charges (income) is primarily comprised of $76.1 million in exit charges related to our decision to cease operations and business in Russia. Restructuring and other charges (income) also includes income relating to environmental sites of $2.4 million, as well as severance, restructuring, and other charges of $14.6 million from various restructuring programs and other charges of $1.6 million.
Six Months Ended June 30, 2021:
Restructuring and other charges (income) is comprised of costs related to regional realignment activities, primarily the move of our European headquarters, including severance and employee relocation costs, of $7.9 million. Restructuring and other charges (income) also includes charges associated with certain in-flight restructuring programs from the integration of the DuPont Crop Protection Business, including severance, accelerated depreciation on certain fixed assets, and other costs of $5.0 million. These charges are also comprised of severance and restructuring charges of $3.9 million from other restructuring programs, as well as environmental sites and other charges of $2.7 million.
(b)Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c)Charges related to legal and professional fees associated with acquisition activities.
(d)The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(e)Discontinued operations includes provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations and retained liabilities.
(f)We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended June 30,		Six Months Ended June 30,
(in Millions)	2022	2021	2022	2021
Non-GAAP tax adjustments
Revisions to valuation allowances of historical deferred tax assets	$—	$0.4	$—	$0.5
Foreign currency remeasurement and other discrete items	16.3	0.9	19.9	3.3
Total Non-GAAP tax adjustments	$16.3	$1.3	$19.9	$3.8

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss) (GAAP)	$131.2	$203.2	$342.8	$386.4
Restructuring and other charges (income)	80.8	16.3	89.9	19.5
Non-operating pension and postretirement charges (income)	3.9	4.8	8.2	9.6
Transaction-related charges	—	—	—	0.4
Discontinued operations, net of income taxes	10.8	14.6	26.0	22.7
Interest expense, net	35.3	32.6	65.2	65.0
Depreciation and amortization	42.8	42.5	85.2	85.1
Provision (benefit) for income taxes	54.7	33.4	97.0	65.6
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$359.5	$347.4	$714.3	$654.3
___________________
(1)     Referred to as Adjusted EBITDA. Defined as operating profit excluding corporate special charges (income) and depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash provided (required) by operating activities of continuing operations (GAAP)(1)	$195.9	$254.7	$(401.9)	$(39.4)
Transaction and integration costs	—	1.3	0.5	5.8
Adjusted cash from operations(2)	$195.9	$256.0	$(401.4)	$(33.6)

Capital expenditures	(23.4)	(21.9)	(73.7)	(46.9)
Other investing activities	13.5	(5.1)	8.9	(19.0)
Capital additions and other investing activities	$(9.9)	$(27.0)	$(64.8)	$(65.9)

Cash provided (required) by operating activities of discontinued operations	(20.6)	(23.5)	(31.6)	(32.4)
Transaction and integration costs	—	(1.3)	(0.5)	(5.8)
Investment in Enterprise Resource Planning system	—	(0.5)	—	(12.7)
Legacy and transformation	$(20.6)	$(25.3)	$(32.1)	$(50.9)

Free cash flow (Non-GAAP)(3)	$165.4	$203.7	$(498.3)	$(150.4)
___________________
(1)The cash provided (required) by operating activities for the three months ended June 30, 2022 and 2021 is the calculation of the six months ended June 30, 2022 and 2021 less the previously reported three months ended March 31, 2022 and 2021, respectively.
(2)Adjusted cash from operations is defined as cash provided (required) by operating activities of continuing operations excluding the effects of transaction-related cash flows.
(3)Free cash flow is defined as Adjusted cash from operations reduced by spending for capital additions and other investing activities as well as legacy and transformation spending. We believe that this Non-GAAP financial measure provides a useful basis for investors and securities analysts about the cash generated by routine business operations, including capital expenditures, in addition to assessing our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends. Our use of free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under U.S. GAAP.

RECONCILIATION OF REVENUE CHANGE (GAAP) TO
ORGANIC REVENUE CHANGE (NON-GAAP) (1)
(Unaudited)

	Three Months Ended June 30, 2022 vs. 2021	Six Months Ended June 30, 2022 vs. 2021
Total Revenue Change (GAAP)	17%	15%
Less: Foreign Currency Impact	(4)%	(4)%
Organic Revenue Change (Non-GAAP)	21%	19%

___________________
(1)    We believe organic revenue growth (non-GAAP) provides management and investors with useful supplemental information regarding our on going revenue performance and trends by presenting revenue growth excluding the impact of fluctuations in foreign exchange rates.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	June 30, 2022	December 31, 2021
Cash and cash equivalents	$591.5	$516.8
Trade receivables, net of allowance of $36.5 in 2022 and $37.4 in 2021	2,885.1	2,583.7
Inventories	1,590.4	1,405.7
Prepaid and other current assets	450.4	431.4
Total current assets	$5,517.4	$4,937.6

Property, plant and equipment, net	797.4	817.0
Goodwill	1,455.8	1,463.3
Other intangibles, net	2,446.4	2,521.9
Deferred income taxes	214.9	218.5
Other long-term assets	612.3	623.0
Total assets	$11,044.2	$10,581.3

Short-term debt and current portion of long-term debt	$1,155.1	$440.8
Accounts payable, trade and other	1,122.2	1,135.0
Advanced payments from customers	1.8	630.7
Accrued and other liabilities	594.3	631.2
Accrued customer rebates	793.2	406.7
Guarantees of vendor financing	204.9	206.2
Accrued pensions and other postretirement benefits, current	4.3	4.3
Income taxes	109.9	65.4
Total current liabilities	$3,985.7	$3,520.3

Long-term debt, less current portion	$2,731.7	$2,731.7
Long-term liabilities	1,199.5	1,277.4
Equity	3,127.3	3,051.9
Total liabilities and equity	$11,044.2	$10,581.3

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended June 30,
	2022	2021
Cash provided (required) by operating activities of continuing operations	$(401.9)	$(39.4)

Cash provided (required) by operating activities of discontinued operations	(31.6)	(32.4)

Cash provided (required) by investing activities of continuing operations	(65.3)	(81.2)

Cash provided (required) by financing activities of continuing operations	585.7	315.9

Effect of exchange rate changes on cash	(12.2)	(3.3)
Increase (decrease) in cash and cash equivalents	$74.7	$159.6

Cash and cash equivalents, beginning of period	$516.8	$568.9

Cash and cash equivalents, end of period	$591.5	$728.5